Exhibit 4.127

DATED                      2006

TOM GROUP INTERNATIONAL LIMITED

and

TOM ONLINE INC.

ADMINISTRATIVE SERVICES AGREEMENT

THIS SERVICE AGREEMENT is made on the          day                      of 2006

BETWEEN:

(1)

TOM GROUP INTERNATIONAL LIMITED (formerly known as TOM.COM INTERNATIONAL LIMITED), a company incorporated in Hong Kong and having its registered address and correspondence address at 48th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong (“TOM”); and

(2)	TOM ONLINE INC., a company incorporated in the Cayman Islands and having its registered address/correspondence address at P.O. Box 309 Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies (“Company”).

WHEREAS:

(A)	As at the Commencement Date (as hereinafter defined), the TOI Group (as hereinafter defined) carries on the business of internet-related goods and services.

(B)	As at the Commencement Date, the Previous Agreement (as hereinafter defined) for the provision of the Services (as hereinafter defined) has expired.

(C)	TOI Group requires that the Services as previously provided under the Previous Agreement continue to be provided to it in connection with the operation of its business and desires to appoint TOM to provide or use reasonable endeavours to procure other members of the TOM Group (as hereinafter defined) to provide the Services.

(D)	TOM and the Company desire to set forth the terms and conditions under which TOM will provide or procure other members of the TOM Group to provide the Services to the TOI Group.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The words and expressions set out below shall, unless the context otherwise requires, have the meanings attributed to them below:

“Agreement”	this agreement including its schedule, as the same may be amended or supplemented from time to time;

“business day”	a day on which banks in Hong Kong are open for business (excluding Saturday and Sunday);

“Commencement Date”	date of this Agreement;

“Fee”	the fee payable by the relevant member of the TOI Group to the relevant member of the TOM Group for the provision of the Services hereunder and in the manner as referred to in Clauses 4.1 and 4.3;

“holding company”	has the same meaning as ascribed to such expression in section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Parties”	the parties to this Agreement and “Party” means either one of them;

“Previous Agreement”	the administrative services agreement dated 26 September 2003 entered into between the Parties;

“Services”	such services provided or to be provided by the relevant member of the TOM Group to the relevant member of the TOI Group as referred to in Clause 2 and set out in the Schedule and such other services as may be agreed between the relevant member of the TOI Group and the relevant member of TOM Group from time to time in connection with the management and operation of the business of the TOI Group; and

“subsidiary”	has the same meaning as ascribed to such expression in section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“TOI Group”	the Company and its subsidiaries from time to time;

“TOM”	TOM Group Limited, a company incorporated in the Cayman Islands with limited liability, whose shares are listed on The Stock Exchange of Hong Kong Limited and, as at the date of the Agreement, the holding company of the Company; and

“TOM Group”	TOM and its subsidiaries from time to time.

1.2	Clause headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.3	References in this Agreement to Clauses, Recitals and Schedule are to clauses and recitals of, and schedule to, this Agreement unless the context requires otherwise and the Recitals and the Schedule shall form part of this Agreement.

1.4	Words denoting one gender shall include any gender and vice versa, words denoting individuals shall include bodies corporate and unincorporated associations, words denoting the singular number shall include the plural and vice versa.

1.5	References to any person shall include references to any individual, company, body corporate, association, partnership, firm, joint venture, trust and governmental agency.

1.6	Reference to any legislation or subsidiary legislation includes a reference to that legislation or subsidiary legislation as from time to time amended, extended or re-enacted.

2.	PROVISION OF SERVICES

Subject to the terms and conditions herein contained, the Company hereby appoints TOM to provide or procure to be provided the Services to the TOI Group and TOM hereby agrees to provide or use reasonable endeavours to procure to be provided to the TOI Group the Services as and when reasonably requested by the Company and/or (as the case may be) the TOI Group.

3.	UNDERTAKINGS AND ACKNOWLEDGEMENT

3.1	TOM hereby undertakes with the Company that it will use due care and diligence in providing the Services to the TOI Group.

3.2	In fulfilling its obligations under this Agreement, TOM may from time to time use or procure provision of the Services by any member of the TOM Group, provided that such member shall be required to render such Services in accordance with all the terms of this Agreement and TOM shall remain primarily liable for the performance of its obligations hereunder. TOM may also subcontract all or any part of the Services to a third party other than members of the TOM Group provided that all the costs and fees payable to such third party(ies) shall be borne by TOM and reimbursed by the Company and/or the relevant member of the TOI Group on a cost basis and TOM shall have obtained written consent of the Company and/or the relevant member of the TOI Group (which consent shall not be unreasonably withheld or delayed) prior to such subcontracting.

4.	FEE AND EXPENSES

4.1	The Parties agree that the Fee for the Services provided shall be separately determined and agreed between such member of the TOM Group who provides the relevant Services and such member of the TOI Group who requested for the said Services prior to their entering into each of such transaction provided that such Fee shall be calculated on a cost reimbursement basis. It is estimated that the Fee will not be more than HK$3,000,000 and in any event, the Parties agree that the Fee payable hereunder shall be the actual amount determined in accordance with the manner aforesaid or HK$3,000,000 (whichever is the lower).

4.2	The relevant member of the TOM Group shall have the right to charge additional amounts, on a cost reimbursement basis, for:

(a)	disbursements and other out of pocket expenses (including but not limited to filing fees and insurance, premiums but excluding fees payable to subcontractors) incurred by such member of the TOM Group for the provision of the Services for the benefit of the relevant member of the TOI Group; and

(b)	fees payable to any third party to whom such member of the TOM Group has subcontracted all or any part of the Services with the prior written consent of the relevant member of the TOI Group in accordance with Clause 3.2.

4.3	The Fee and all other amounts payable hereunder shall be payable yearly in arrears and shall be settled by the relevant member of the TOI Group within 30 days after receipt of a written invoice from the relevant member of the TOM Group relating to the Services provided for in the relevant year.

5.	DURATION

The term of the Agreement shall be deemed to have commenced on the Commencement Date and shall continue for a period of two years thereafter, unless terminated earlier in accordance with Clause 8.

6.	REPRESENTATIONS AND WARRANTIES

Each of TOM and the Company hereby represents and warrants to each other, which representations and warranties shall survive the execution and delivery of this Agreement and the carrying out of the transactions herein contemplated, as follows:

(a)	it is a limited company duly incorporated, validly existing and in good standing under the laws of its country of incorporation; and

(b)	it has all the requisite power and capacity to enter into and perform its obligations under this Agreement. This Agreement and all documents and instruments executed pursuant hereto are, and when delivered will be, valid and legally binding obligations of TOM or the Company and that the execution, performance and implementation of this Agreement and the matters contemplated hereby has been duly authorized by all necessary corporate action and this Agreement has been duly executed by TOM or the Company (as the case may be).

7.	INDEMNITY

7.1

The Company shall fully indemnify and keep indemnified the TOM Group, its employees or agents (“TOM Indemnified Persons”) from and against all claims, damages, costs, liabilities, losses and expenses which any of the TOM Indemnified Persons may incur, suffer or sustain as a result of or in connection with any breach, wilful default, misconduct, negligence or omission on the part of the TOI Indemnified Persons (as hereinafter defined) in the performance of the obligations of the Company hereunder except to the extent that such claims, damages, costs, liabilities, losses and expenses shall be incurred, suffered or sustained as a result of or in connection with, whether directly or indirectly, the wilful default, misconduct, gross negligence or omission on the part of any of the TOM Indemnified Persons in the performance of the obligations of TOM hereunder. In the event that any action, suit or proceeding is brought against any of the TOM Indemnified Persons with respect to which the Company may have liability under any indemnity contained herein, the Company shall have the right, at its sole cost and expense, to defend such action in the name and on behalf of any of the TOM Indemnified Persons and in connection with any such action, suit or proceeding, the Parties agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defence of any such action, suit or proceeding.

7.2	TOM shall fully indemnify and keep indemnified the TOI Group, its employees or agents (“TOI Indemnified Persons”) from and against all claims, damages, costs, liabilities, losses and expenses which any of the TOI Indemnified Persons may incur, suffer or sustain as a result of or in connection with any breach, wilful default, misconduct, negligence or omission an the part of any of the TOM Indemnified Persons in the performance of the obligations of TOM hereunder except to the extent that such claims, damages, costs, liabilities, losses and expenses shall be incurred, suffered or sustained as a result of or in connection with, whether directly or indirectly, the wilful default, misconduct, gross negligence or omission on the part of any of the TOI Indemnified Persons in the performance of the obligations of the Company hereunder. In the event that any action, suit or proceeding is brought against TOM or the TOI Indemnified Persons with respect to which TOM may have liability under any indemnity contained herein, TOM shall have the right, at its sole cost and expense, to defend such action in the name and on behalf of any of the TOI Indemnified Persons and in connection with any such action suit or proceeding, the Parties agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defence of any such action, suit or proceeding.

7.3	Notwithstanding anything to the contrary contained herein, neither Party shall have any liability with respect to, and shall not be obligated to indemnify or hold harmless the TOI Indemnified Persons or the TOM Indemnified Persons (as the case may be) from or against any losses and expenses for special, incidental, indirect or consequential damages arising out of or otherwise in respect of this Agreement or the activities contemplated under this Agreement.

8.	TERMINATION

8.1	Without prejudice to the generality of the provisions of Clause 8.2, either Party shall be entitled to terminate this Agreement without penalty by giving not less than three months’ advance written notice to the non-terminating Party.

8.2	Either Party shall be entitled to terminate this Agreement at any time forthwith by written notice to the other if:

(a)	that other Party is guilty of any breach, non-observance or non-performance of any of its obligations hereunder which is material in the context of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 60 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

(b)	an encumbrancer takes possession or a receiver is compulsorily appointed over any of the property or assets of that other Party;

(c)	that other Party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

(d)	that other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement); or

(e)	anything having a substantially similar effect to any of the events specified in Clauses 8.2(b) to 8.2(d) inclusive occurs in relation to that other Party under the laws of any jurisdiction.

9.	EFFECT OF TERMINATION

9.1	Upon termination or expiry of this Agreement and subject to any express provisions to the contrary in this Agreement,

(a)	within 30 days of the date of termination or expiry of this Agreement, TOM and/or (as the case may be) the relevant member of the TOM Group shall render a final invoice to the Company and/or (as the case may be) the relevant member of the TOI Group;

(b)	within 30 days after the date of the said invoice, the Company and/or the relevant of the TOI Group shall pay TOM and/or (as the case may be) the relevant member of the TOM Group all sums in respect of which the Company and/or (as the case may be) the relevant member of the TOI Group shall be liable hereunder to TOM; and

(c)	within 14 days of the date of termination of this Agreement, TOM shall on demand by the Company deliver to the Company all such Statutory and Secretarial books and records of the Company as are in TOM’s possession.

9.2	Termination of this Agreement under Clause 8 shall not affect any right of TOM to receive payment of amounts accrued prior to termination or affect the rights or liabilities hereunder arising out of any antecedent breach of this Agreement or any right or remedy, at law or in equity, of either Party in respect of any breach of the other Party of its obligations hereunder.

10.	CONFIDENTIALITY

10.1	Each Party undertakes that it shall not reveal, and shall cause its shareholders, directors, senior executives, employees and agents not to reveal, to any third party any information concerning the transactions contemplated hereunder and/or the contents hereof (collectively, “Confidential Information”) without the prior written approval of the other Party.

10.2	Nothing in this Clause 10 shall prevent either Party from using or disclosing any Confidential Information which (a) is already known by such Party at the time it is disclosed to it; (b) has been rightfully received by such Party from a third party without a breach of an obligation of confidentiality; (c) is in the public domain through no wrongful act of such Party; (d) is independently developed by such Party without use, directly or indirectly, of the Confidential Information; or (e) is required to be disclosed by applicable law, regulation or legal process or by judicial order.

10.3	Notwithstanding anything contained in this Agreement, the Company acknowledges and agrees that TOM may be required by law or any competent regulatory body (including but without limitation to The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission) to issue announcements or circulars relating to this Agreement or matters contemplated under this Agreement. The Company acknowledges and agrees that TOM may make the said announcements, circulars and/or press releases relating to this Agreement or matters contemplated under this Agreement on or after the date of this Agreement.

11.	FURTHER ASSURANCE

Each of TOM and the Company hereby undertakes to do all reasonable acts, deeds, matter and things and sign and execute all applications, agreements, documents or deeds necessary for or connected with the implementation of the terms and conditions of this Agreement in so far as such acts, deeds, matters and things are required by and wherever are so required by the other Party to give effect to the spirit and intent of this Agreement.

12.	SEVERABILITY

If any provision of this Agreement shall be held unenforceable or invalid by any court of competent jurisdiction, such holding, if not inconsistent with the Parties’ principal understanding shall not affect the enforceability or validity of the remainder of the provisions of this Agreement. To the extent permitted by applicable law, each Party hereby waives any provision of law which would otherwise render any provision of this Agreement unenforceable or invalid.

13.	ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Parties inter se in connection with the matters referred to in this Agreement and cancels all previous letters of intent, correspondence, understanding, arrangements, agreements and undertakings (if any) between the Parties or any of them with respect to such matters referred to herein, whether written or oral.

14.	SUCCESSORS AND ASSIGNS

This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party. This Agreement shall be binding upon each Party’s successors and permitted assigns.

15.	NOTICES

15.1	Any notice or other communication given or to be given pursuant to this Agreement shall be in writing sent or delivered to the Party at the address as set out below or as may be notified by such Party to the other:

To TOM:

Address	:	48th Floor, The Center, 99 Queen’s Road Central, Hong Kong
Attention	:	Company Secretary
Fax no.	:	(+852) 2189 7446

To the Company:

Address	:	8th Floor, Tower W3, Oriental Plaza, No. 1 Dong Changan Avenue, Dong Cheng District, Beijing 100738, PRC
Attention	:	Chief Legal Officer
Fax no.	:	(+86-10) 8518 1176

15.2	Any notice or other communication shall be deemed to have been received if sent by facsimile, on the date of transmission, or if delivered personally, when delivered, or if sent by post, 7 days if overseas and 48 hours if local after the date of posting.

15.3	Reference in Clause 15.1 to writing shall include a notice or communication by facsimile.

16.	AMENDMENT

This Agreement shall not be amended, modified, varied or supplemented except in writing signed by the Parties.

17.	WAIVER

No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy as the case may be.

18.	EXECUTION AND COUNTERPARTS

This Agreement may be executed in one or more counterparts each of which shall be binding on each Party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt this Agreement shall not be binding on either Party unless and until it shall have been executed by or on behalf of all persons expressed to be a Party.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

19.2	Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE

SERVICES

Administrative services:

•	legal and company secretarial advisory and supporting services.

IN WITNESS whereof the Parties have executed this Agreement the date first above written.

SIGNED by	)
for and on behalf of	)
TOM GROUP INTERNATIONAL LIMITED	)
in the presence of:	)
)

SIGNED by	)
for and on behalf of	)
TOM ONLINE INC.	)
in the presence of:	)
)